Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

John.Mills@icrinc.com

NASDAQ Grants Request of eDiets.com® for Continued Listing

FORT LAUDERDALE, FL, Oct 14, 2011 (MARKETWIRE via COMTEX) — eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that on October 13, 2011, it received notice that the NASDAQ Listing Qualifications Panel (the “Panel) has determined to grant the Company’s request for continued listing. The Panel decision allows the Company’s common stock to remain listed on The NASDAQ Capital Market through November 30, 2011, pending the Company’s demonstration of compliance with the NASDAQ listing requirement of $2.5 million in stockholders’ equity. There can, however, be no assurance that the Company will be able to demonstrate compliance by the Panel deadline or that the Panel will grant the Company a further extension in the event compliance is not achieved by November 30, 2011.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.